NEWS RELEASE

FOR RELEASE IMMEDIATELY                      CONTACT:
APRIL 27, 2004                               PAUL J. MEYER
                                             808/877-3871
                                             808/877-1614 FAX


MAUI LAND & PINEAPPLE REPORTS 2004 1ST QUARTER RESULTS

     Kahului, Hawaii, April 27...Maui Land & Pineapple Company, Inc. (AMEX:MLP) today reported net income of $1.5 million ($.21 per share) for the first quarter of 2004 compared to a net loss of $600,000 ($.09 per share) for the first quarter of 2003. The sale of a 6.5-acre conservation-zoned parcel at Kapalua in March 2004 contributed $2.5 million to net income for the first quarter of 2004.
     Consolidated revenues increased by $5.9 million (17%) to $40.3 million for the first quarter of 2004, compared to $34.4 million for the first quarter of 2003. The Pineapple, Resort and Development segments all contributed to the increased revenues. Revenues from the Commercial & Property segment declined in 2004 because of the sale of the Queen Ka`ahumanu Center in 2003 and because of the reclassification of revenues to the Development segment as a result of the reorganization of the Company's business segments in 2004. Consolidated general and administrative expenses increased by $1.1 million in the first quarter of 2004 compared to the first quarter of 2003 primarily due to employee severance costs. Interest expense decreased by $223,000 in the first quarter of 2004 compared to the first quarter of 2003 primarily due to lower average debt in 2004. Cash from asset sales and other cash receipts late in 2003 were applied to reduce the Company's debt.
     The operating loss from the Pineapple segment's continuing operations decreased by $580,000 (29%) to $1.4 million for the first quarter of 2004 compared to an operating loss of $2.0 million for the first quarter of 2003. Revenues from this segment increased by $3.5 million (19%) to $21.8 million for the first quarter of 2004 compared to $18.3 million for the first quarter of 2003.
     Price increases contributed to the Pineapple segment's improved results for the first quarter of 2004. In addition, increased marketing efforts resulted in higher sales volume of canned pineapple to the U.S. government and higher sales volume of fresh pineapple. Improved post-harvest practices implemented in 2004 resulted in an extended shelf life for the Company's fresh pineapple, which allows for greater use of surface shipment to the West Coast, rather than more costly air shipment. Significantly higher than normal rainfall in the first quarter of 2004 delayed the Company's pineapple planting schedule. This setback may increase the Pineapple segment's costs for 2004 as scheduling and tonnage is adjusted.
     The Resort segment produced an operating profit of $1.2 million for the first quarters of both 2004 and 2003. Revenues from the Resort segment increased by $1.8 million (14%) to $14.4 million for the first quarter of 2004, compared to $12.6 million for the first quarter of 2003.
     Room occupancies at the Kapalua Resort increased by 14% in the first quarter of 2004 compared to the first quarter of 2003. Increased occupancies in the first quarter of 2004 were largely responsible for the higher revenues and were reflected in increased golf play, merchandise sales and increased revenues from hotel ground leases. Higher operating expenses and higher allocated general and administrative expenses offset the first quarter 2004 revenue increases. Rainfall at the Resort during the first quarter of 2004 was up to 300% higher than the average for the prior five years and negatively affected the Resort segment's operating results.
     The Development segment reported an operating profit of $3.5 million for the first quarter of 2004 compared to an operating profit of $636,000 for the first quarter of 2003. Revenues from this segment were $4.1 million for the first quarter of 2004 compared to $2.7 million for the first quarter of 2003. The improved results were primarily due to the land sale transaction referred to above that added $3.9 million to operating profit.
In the first quarter of 2003, the Development segment's operating results included the sale of one lot in the Pineapple Hill Estates subdivision at Kapalua, and 21 lots in the Company's Kapua Village employee subdivision.

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               MAUI LAND & PINEAPPLE COMPANY, INC.
                Report of Consolidated Operations
                           (Unaudited)
         (Dollars in Thousands Except Per Share Amounts)

                                      Three Months Ended
                                          March 31
                                    2004             2003
Revenues
  Pineapple                     $   21,772       $   18,329
  Resort                            14,387           12,630
  Development                        4,134            2,687
  Commercial & Property                 16              764
  Other                                 --                1
Total Revenues                      40,309           34,411
Operating Profit (Loss)
  Pineapple                         (1,419)          (1,999)
  Resort                             1,172            1,152
  Development                        3,458              636
  Commercial & Property                  8             (220)
  Other (primarily unallocated
    corporate expense)                (644)            (424)
Total Operating Profit (Loss)        2,575             (855)
Interest Expense                      (377)            (600)
Income Tax (Expense) Benefit          (740)             481
Income (Loss) - Continuing
  Operations                         1,458             (974)

Income - Discontinued Operations        60              348

Net Income (Loss)               $    1,518        $    (626)

Per Common Share - Basic and Diluted
  Income (Loss) - Continuing
    Operations                         .20             (.14)
  Income - Discontinued Operations     .01              .05
  Net Income (Loss)             $      .21        $    (.09)

Average Common Shares Outstanding
     Basic                       7,195,800        7,195,800
     Diluted                     7,395,928        7,195,800


NOTE:
The Company's reports for interim periods utilize numerous estimates of production, general and administrative expenses, and other costs for the full year. Consequently, amounts in the interim reports are not necessarily indicative of results for the full year.

In 2004, the Company reorganized its reportable business segments and prior year amounts were restated for comparability. The new Development segment is primarily comprised of all of the Company's real estate entitlement, development, construction and sales activity. These activities were previously reported as part of the Resort segment or the Commercial & Property segment. The Resort segment now includes the operation of recreation and retail facilities and utility companies and property management activities at the Kapalua Resort.